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                                                                     Exhibit (J)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 21, 2003, relating to the financial statements and financial highlights which appear in the February 28, 2003 Annual Reports to Shareholders of Strategic Partners Opportunity Funds (consisting of Strategic Partners Focused Growth Fund, Strategic Partners Focused Value Fund, Strategic Partners New Era Growth Fund and Strategic Partners Mid-Cap Value Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
April 25, 2003